EXHIBIT 99.1

BROADRIDGE REPORTS FIRST QUARTER 2019 RESULTS
First Quarter Diluted EPS Growth of 52% and Adjusted EPS Growth of 46%
Recurring Revenues and Total Revenues both Increased 5%
Broadridge Reaffirms Fiscal Year 2019 Guidance
NEW YORK, N.Y., November 6, 2018 - Broadridge Financial Solutions, Inc. (NYSE:BR) today reported financial results for the first quarter ended September 30, 2018 of its fiscal year 2019. Results for the three months ended September 30, 2018 compared with the same period last year were as follows:

Summary Financial Results	First Quarter
Dollars in millions, except per share data	2019	2018	Change

Total revenues	$973	$925	5%
Recurring fee revenues	575	548	5%

Operating income	100	85	17%
Operating income margin	10.3%	9.2%

Adjusted Operating income - Non-GAAP	123	107	15%
Adjusted Operating income margin - Non-GAAP	12.6%	11.5%

Diluted EPS	$0.64	$0.42	52%
Adjusted EPS - Non-GAAP	$0.79	$0.54	46%

Closed sales	$18	$23	(19)%
“Broadridge is off to a good start to fiscal year 2019, with solid first quarter results and continued strategic momentum,” said Rich Daly, Broadridge’s CEO. “Adjusted EPS rose 46% as we benefited from a combination of continued organic growth, higher event-driven revenues and a lower tax rate. We are on track to achieve our fiscal year 2019 financial guidance.

“More importantly, we continue to see strong demand for Broadridge’s technology solutions. At our Investor Day last year, we highlighted the significant opportunity we saw for growth in the wealth management market. The agreement we signed last month with a leading wealth manager validates that opportunity and marks a significant milestone in the development of our wealth management franchise. It is also the latest in a long line of landmark deals across governance, capital markets and wealth management,” Mr. Daly added.

“As I close out my tenure as CEO, I am convinced that the best is yet to come for Broadridge. My confidence is based on both our near-term growth path, much of which is already in our backlog, as well as the significant and  tangible opportunities I see in our pipeline. The combination of a strong culture led by engaged associates who put clients first, a commitment to investing in Broadridge’s products and services, and a track record of execution means that Broadridge is well-positioned to turn those significant opportunities into long-term growth,” Mr. Daly concluded.

Fiscal Year 2019 Financial Guidance
Broadridge’s fiscal year 2019 financial guidance is unchanged.

Recurring fee revenue growth	5-7%
Total revenue growth	3-5%

Operating income margin - GAAP	~14.5%
Adjusted Operating income margin - Non-GAAP	~16.5%

Diluted earnings per share growth	12-16%
Adjusted Earnings per share growth - Non-GAAP	9-13%

Free cash flow - Non-GAAP	$565-615M
Closed sales	$185-225M

Note: Fiscal year 2019 guidance includes $25 million of excess tax benefits related to stock-based compensation, down from $41 million in fiscal year 2018.

Financial Results for the First Quarter of Fiscal Year 2019
Effective July 1, 2018, Broadridge adopted Accounting Standards Update No. 2014-09 “Revenue from Contracts with Customers” and its related amendments (the “revenue accounting change”). Results for reporting periods beginning after July 1, 2018 reflect the revenue accounting change while prior period amounts have not been adjusted and continue to be reported in accordance with historical accounting guidelines. Please refer to Broadridge’s Quarterly Report on Form 10-Q for the first quarter of fiscal year 2019 for expected additional information related to this change.
Revenues
Revenues for the three months ended September 30, 2018 increased 5% to $973 million from $925 million in the prior year period.
Recurring fee revenues rose 5% to $575 million from $548 million. The increase in recurring fee revenues reflected organic growth of 4% (including 4pts from Net New Business) and 1pt from our recent acquisitions, partially offset by 1pt from the impact of the revenue accounting change. Event-driven fee revenues increased 30% to $77 million, primarily from increased mutual fund proxy activity partially offset by decreased equity proxy contests. Distribution revenues increased $7 million, or 2%, to $341 million. Changes in foreign currency rates negatively impacted revenues by $4 million as compared to the prior year period.
Operating Income
For the first quarter of fiscal year 2019:

•
Operating income was $100 million, an increase of $15 million, or 17%, compared to $85 million for the prior year period. Operating income margin increased to 10.3%, compared to 9.2% for the prior year period.

•
Adjusted Operating income was $123 million, an increase of $16 million, or 15%, compared to $107 million for the prior year period. Adjusted Operating income margin increased to 12.6%, compared to 11.5% for the prior year period.

•	The increases in Operating income margin and Adjusted Operating income margin are primarily due to the increase in recurring fee revenues and event-driven fee revenues.
Interest Expense and Other Non-Operating Expenses
Interest expense, net for the first quarter of fiscal year 2019 was $10 million, an increase of less than $1 million, or 2%, compared to $9 million for the prior year period. Other non-operating expense, net was $1 million, a decrease of less than $1 million, compared to $1 million for the prior year period.

Effective Tax Rate
The effective tax rate for the first quarter of fiscal year 2019 was 14.1% compared to 32.8% for the prior year period. The decrease in the effective tax rate is primarily due to the U.S. federal corporate income tax rate change under the Tax Cuts and Jobs Act (the “Tax Act”) as well as the recognition of $7 million in excess tax benefits attributable to stock-based compensation.
Net Earnings and Earnings per Share
For the first quarter of fiscal year 2019:

•	Net earnings increased 54% to $77 million, compared to $50 million for the prior year period.

•	Adjusted Net earnings increased 47% to $95 million, compared to $64 million for the prior year period.

•	Diluted earnings per share increased 52% to $0.64, compared to $0.42 for the prior year period.

•	Adjusted earnings per share increased 46% to $0.79, compared to $0.54 for the prior year period.
Segment and Other Results for the First Quarter of Fiscal Year 2019
Investor Communication Solutions (“ICS”)
ICS revenues for the first quarter of fiscal year 2019 were $766 million, an increase of $39 million, or 5%, compared to $726 million for the prior year period.

•
Recurring fee revenues rose $15 million, or 4%, to $347 million. The increase was attributable to: (i) Net New Business from increases in revenue from Closed sales (4pts) and (ii) revenues from acquisitions (2pt), partially offset by (iii) lower internal growth (2pts). The decline in internal growth resulted from a decrease in communications-related transactional volumes, which more than offset the positive impact of a 7% growth in mutual fund and exchange-traded funds record growth. The impact of the revenue accounting change on recurring fee revenue was negligible.

•	Event-driven fee revenues increased $18 million, or 30%, to $77 million, the result of increased mutual fund proxy activity which was partially offset by decreased equity proxy contests.

•	Distribution revenues increased $7 million, or 2%, to $341 million.
ICS earnings before income taxes for the first quarter of fiscal year 2019 was $59 million, an increase of $13 million, or 29%, compared to $46 million for the prior year period, primarily due to higher event-driven fee revenues and recurring fee revenues. Pre-tax margins increased by 1.4 percentage points to 7.7% from 6.3%.
Global Technology and Operations (“GTO”)
GTO revenues for the first quarter of fiscal year 2019 were $228 million, an increase of $13 million, or 6%, compared to $215 million in the prior year period. The increase was attributable to: (i) internal growth driven by higher trade levels (4pts) and (ii) higher Net New Business from Closed sales (3pts), partially offset by (iii) the impact of the revenue accounting change (1pt).
GTO earnings before income taxes for the first quarter of fiscal year 2019 were $46 million, an increase of $1 million, or 3%, compared to $45 million in the prior year period, primarily due to higher organic revenues. Pre-tax margins decreased by 0.5 percentage points to 20.4% from 20.9%.
Other
Other Pre-tax loss increased 8% in the first quarter of fiscal year 2019 to $23 million from $22 million in the prior year period. The increased loss was primarily due to higher corporate expenses.
Earnings Conference Call
An analyst conference call will be held today, Tuesday, November 6, 2018 at 8:30 a.m. ET. A live webcast of the call will be available to the public on a listen-only basis. To listen to the live event and access the slide presentation, visit Broadridge’s Investor Relations website at www.broadridge-ir.com prior to the start of the webcast. To listen to the call, investors may also dial 1-844-348-2805 within the United States and international callers may dial 1-213-785-7185.
A replay of the webcast will be available and can be accessed in the same manner as the live webcast at the Broadridge Investor Relations site. Through November 20, 2018, the recording will also be available by dialing 1-855-859-2056 passcode: 7855419 within the United States or 1-404-537-3406 passcode: 7855419 for international callers.
Explanation and Reconciliation of the Company’s Use of Non-GAAP Financial Measures
The Company’s results in this press release are presented in accordance with U.S. generally accepted accounting principles (“GAAP”) except where otherwise noted. In certain circumstances, results have been presented that are not generally accepted accounting principles measures (“Non-GAAP”). These Non-GAAP measures are Adjusted Operating income, Adjusted Operating income margin, Adjusted Net earnings, Adjusted earnings per share, and Free cash flow. These Non-GAAP financial measures should be viewed in addition to, and not as a substitute for, the Company’s reported results.
The Company believes our Non-GAAP financial measures help investors understand how management plans, measures and evaluates the Company’s business performance. Management believes that Non-GAAP measures provide consistency in its financial reporting and facilitates investors’ understanding of the Company’s operating results and trends by providing an additional basis for comparison. Management uses these Non-GAAP financial measures to, among other things, evaluate our ongoing operations, for internal planning and forecasting purposes and in the calculation of performance-based compensation. In addition, and as a consequence of the importance of these Non-GAAP financial measures in managing our business, the Company’s Compensation Committee of the Board of Directors incorporates Non-GAAP financial measures in the evaluation process for determining management compensation.
Adjusted Operating Income, Adjusted Operating Income Margin, Adjusted Net Earnings and Adjusted Earnings per Share
These Non-GAAP measures reflect Operating income, Operating income margin, Net earnings, and Diluted earnings per share, as adjusted to exclude the impact of certain costs, expenses, gains and losses and other specified items that management believes are not indicative of our ongoing operating performance. These adjusted measures exclude the impact of: (i) Amortization of Acquired Intangibles and Purchased Intellectual Property and (ii) Acquisition and Integration Costs. Amortization of Acquired Intangibles and Purchased Intellectual Property represents non-cash amortization expenses associated with the Company’s acquisition activities. Acquisition and Integration Costs represent certain transaction and integration costs associated with the Company’s acquisition activities.
We exclude Amortization of Acquired Intangibles and Purchased Intellectual Property as well as Acquisition and Integration Costs from our earnings measures because excluding such information provides us with an understanding of the results from the primary operations of our business and these items do not reflect ordinary operations or earnings. Management believes these adjusted measures may be useful to an investor in evaluating the underlying operating performance of our business.
Free Cash Flow
In addition to the Non-GAAP financial measures discussed above, we provide Free cash flow information because we consider Free cash flow to be a liquidity measure that provides useful information to management and investors about the amount of cash generated that could be used for dividends, share repurchases, strategic acquisitions, other investments, as well as debt servicing. Free cash flow is a Non-GAAP financial measure and is defined by the Company as Net cash flows provided by operating activities less Capital expenditures as well as Software purchases and capitalized internal use software.
Reconciliations of such Non-GAAP measures to the most directly comparable financial measures presented in accordance with GAAP can be found in the tables that are part of this press release.

Forward-Looking Statements
This press release and other written or oral statements made from time to time by representatives of Broadridge may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Statements that are not historical in nature, and which may be identified by the use of words such as “expects,” “assumes,” “projects,” “anticipates,” “estimates,” “we believe,” “could be” and other words of similar meaning, are forward-looking statements. In particular, information appearing in the “Fiscal Year 2019 Financial Guidance” section are forward-looking statements. These statements are based on management’s expectations and assumptions and are subject to risks and uncertainties that may cause actual results to differ materially from those expressed. These risks and uncertainties include those risk factors discussed in Part I, “Item 1A. Risk Factors” of our Annual Report on Form 10-K for the fiscal year ended June 30, 2018 (the “2018 Annual Report”), as they may be updated in any future reports filed with the Securities and Exchange Commission. All forward-looking statements speak only as of the date of this press release and are expressly qualified in their entirety by reference to the factors discussed in the 2018 Annual Report.
These risks include: the success of Broadridge in retaining and selling additional services to its existing clients and in obtaining new clients; Broadridge’s reliance on a relatively small number of clients, the continued financial health of those clients, and the continued use by such clients of Broadridge’s services with favorable pricing terms; a material security breach or cybersecurity attack affecting the information of Broadridge’s clients; changes in laws and regulations affecting Broadridge’s clients or the services provided by Broadridge; declines in participation and activity in the securities markets; the failure of Broadridge’s key service providers to provide the anticipated levels of service; a disaster or other significant slowdown or failure of Broadridge’s systems or error in the performance of Broadridge’s services; overall market and economic conditions and their impact on the securities markets; Broadridge’s failure to keep pace with changes in technology and demands of its clients; Broadridge’s ability to attract and retain key personnel; the impact of new acquisitions and divestitures; and competitive conditions. Broadridge disclaims any obligation to update or revise forward-looking statements that may be made to reflect events or circumstances that arise after the date made or to reflect the occurrence of unanticipated events, other than as required by law.
About Broadridge
Broadridge Financial Solutions, Inc. (NYSE: BR), a $4 billion global Fintech leader and a part of the S&P 500® Index, is a leading provider of investor communications and technology-driven solutions to banks, broker-dealers, asset managers and corporate issuers globally. Broadridge's investor communications, securities processing and managed services solutions help clients reduce their capital investments in operations infrastructure, allowing them to increase their focus on core business activities. With over 50 years of experience, Broadridge's infrastructure underpins proxy voting services for over 50 percent of public companies and mutual funds globally, and processes on average more than US $5 trillion in fixed income and equity trades per day. Broadridge employs over 10,000 full-time associates in 18 countries. For more information about Broadridge, please visit www.broadridge.com.

Contact Information
Investors:
W. Edings Thibault
Investor Relations
(516) 472-5129
Media:
Gregg Rosenberg
Corporate Communications
(212) 918-6966

Condensed Consolidated Statements of Earnings
(Unaudited)

Dollars in millions, except per share amounts	Three Months Ended September 30,
	2018	2017
Revenues	$972.8	$924.8
Operating expenses:
Cost of revenues	739.0	726.0
Selling, general and administrative expenses	133.7	113.5
Total operating expenses	872.7	839.6
Operating income	100.1	85.2
Interest expense, net	9.6	9.4
Other non-operating expense, net	1.2	1.5
Earnings before income taxes	89.3	74.3
Provision for income taxes	12.6	24.4
Net earnings	$76.7	$49.9

Basic earnings per share	$0.66	$0.43
Diluted earnings per share	$0.64	$0.42

Weighted-average shares outstanding:
Basic	116.4	116.5
Diluted	119.7	119.8
Dividends declared per common share	$0.485	$0.365
Amounts may not sum due to rounding.

Condensed Consolidated Balance Sheets
(Unaudited)

Dollars in millions, except per share amounts	September 30, 2018	June 30, 2018
Assets
Current assets:
Cash and cash equivalents	$204.7	$263.9
Accounts receivable, net of allowance for doubtful accounts of $2.1 and $2.7, respectively	650.1	615.0
Other current assets	113.1	112.2
Total current assets	967.9	991.1
Property, plant and equipment, net	192.5	204.1
Goodwill	1,258.0	1,254.9
Intangible assets, net	470.8	494.1
Other non-current assets	492.6	360.5
Total assets	$3,381.7	$3,304.7
Liabilities and Stockholders’ Equity
Current liabilities:
Payables and accrued expenses	$471.8	$671.0
Contract liabilities	101.5	106.3
Total current liabilities	573.3	777.3
Long-term debt	1,143.7	1,053.4
Deferred taxes	84.2	57.9
Contract liabilities	138.6	75.2
Other non-current liabilities	207.8	246.5
Total liabilities	2,147.7	2,210.4
Commitments and contingencies
Stockholders’ equity:
Preferred stock: Authorized, 25.0 shares; issued and outstanding, none	—	—
Common stock, $0.01 par value: 650.0 shares authorized; 154.5 and 154.5 shares issued, respectively; and 116.8 and 116.3 shares outstanding, respectively	1.6	1.6
Additional paid-in capital	1,069.1	1,048.5
Retained earnings	1,850.0	1,727.0
Treasury stock, at cost: 37.7 and 38.1 shares, respectively	(1,623.2)	(1,630.8)
Accumulated other comprehensive loss	(63.5)	(51.9)
Total stockholders’ equity	1,234.0	1,094.3
Total liabilities and stockholders’ equity	$3,381.7	$3,304.7
Amounts may not sum due to rounding.

Condensed Consolidated Statements of Cash Flows
(Unaudited)

Dollars in millions	Three Months Ended September 30,
	2018	2017
Cash Flows From Operating Activities
Net earnings	$76.7	$49.9
Adjustments to reconcile Net earnings to Net cash flows used in operating activities:
Depreciation and amortization	21.2	19.4
Amortization of acquired intangibles and purchased intellectual property	21.9	19.4
Amortization of other assets	21.6	11.1
Stock-based compensation expense	10.7	8.5
Deferred income taxes	(1.4)	(5.1)
Other	(5.4)	(2.1)
Changes in operating assets and liabilities, net of assets and liabilities acquired:
Current assets and liabilities:
Increase in Accounts receivable, net	(1.0)	(32.1)
Increase in Other current assets	(4.6)	(18.0)
Decrease in Payables and accrued expenses	(199.3)	(165.5)
Increase (decrease) in Contract liabilities	(4.0)	37.7
Non-current assets and liabilities:
Increase in Other non-current assets	(45.6)	(24.6)
Increase in Other non-current liabilities	13.6	8.1
Net cash flows used in operating activities	(95.5)	(93.3)
Cash Flows From Investing Activities
Capital expenditures	(8.7)	(29.7)
Software purchases and capitalized internal use software	(6.8)	(6.3)
Acquisitions, net of cash acquired	—	(3.7)
Other investing activities	(0.8)	(1.5)
Net cash flows used in investing activities	(16.3)	(41.2)
Cash Flows From Financing Activities
Debt proceeds	120.0	190.0
Debt repayments	(30.0)	—
Dividends paid	(42.5)	(37.9)
Purchases of Treasury stock	(1.1)	(2.3)
Proceeds from exercise of stock options	7.6	1.8
Other financing activities	0.1	(5.5)
Net cash flows provided by financing activities	54.2	146.1
Effect of exchange rate changes on Cash and cash equivalents	(1.6)	6.0
Net change in Cash and cash equivalents	(59.3)	17.7
Cash and cash equivalents, beginning of period	263.9	271.1
Cash and cash equivalents, end of period	$204.7	$288.8
Amounts may not sum due to rounding.

Segment Results
(Unaudited)

Dollars in millions	Revenues
	Three Months Ended September 30,
	2018	2017
Investor Communication Solutions	$765.8	$726.4
Global Technology and Operations	227.7	214.9
Foreign currency exchange	(20.7)	(16.5)
Total	$972.8	$924.8

	Earnings (Loss) before Income Taxes
	Three Months Ended September 30,
	2018	2017
Investor Communication Solutions	$59.0	$45.6
Global Technology and Operations	46.4	45.0
Other	(23.2)	(21.5)
Foreign currency exchange	7.1	5.2
Total	$89.3	$74.3

Pre-tax margins:
Investor Communication Solutions	7.7%	6.3%
Global Technology and Operations	20.4%	20.9%
Amounts may not sum due to rounding.

Supplemental Reporting Detail - Additional Product Line Reporting
(Unaudited)

Dollars in millions	Three Months Ended September 30,
Investor Communication Solutions	2018	2017	Change
Equity Proxy	$31.0	$30.0	3%
Mutual fund and exchange-traded funds (“ETF”) interims	57.8	49.2	17%
Customer communications and fulfillment	174.9	181.5	(4)%
Other ICS	83.8	72.2	16%
Total ICS Recurring fee revenues	$347.4	$332.9	4%

Equity and other	$24.1	$30.8	(22)%
Mutual funds	52.8	28.5	85%
Total ICS Event-driven fee revenues	$76.9	$59.3	30%

Distribution revenues	$341.4	$334.2	2%

Total ICS Revenues	$765.8	$726.4	5%

Global Technology and Operations
Equities and Other	$187.1	$179.0	5%
Fixed income	40.6	35.9	13%
Total GTO Recurring fee revenues	$227.7	$214.9	6%

Foreign currency exchange	$(20.7)	$(16.5)	25%
Total Revenues	$972.8	$924.8	5%

Revenues by Type
Recurring fee revenues	$575.2	$547.8	5%
Event-driven fee revenues	76.9	59.3	30%
Distribution revenues	341.4	334.2	2%
Foreign currency exchange	(20.7)	(16.5)	25%
Total Revenues	$972.8	$924.8	5%
Amounts may not sum due to rounding.

Recurring Fee Revenue Growth Drivers

	Three Months Ended, September 30, 2018
	ICS	GTO	Total
Internal growth	(2)%	4%	—%
Net new business	4%	3%	4%
Organic Recurring fee revenue growth	3%	7%	4%

Acquisitions	2%	—%	1%
Revenue accounting change impact	—%	(1)%	(1)%
Total Recurring fee revenue growth	4%	6%	5%

Amounts may not sum due to rounding.

Select Operating Metrics
(Unaudited)

	Three Months Ended September 30,
Dollars in millions	2018	2017	% Change

Closed Sales	$18.5	$22.9	(19)%

Record Growth[1]
Equity proxy	14%	3%
Mutual fund interims	7%	9%

Internal Trade Growth[2]
Equity	19%	6%
Fixed Income	4%	—%
Amounts may not sum due to rounding.

[1] Stock record growth and interim record growth measure the annual change in total positions eligible for equity proxies and mutual fund & ETF interims, respectively, for equities and mutual funds’ position data reported to Broadridge in both the current and prior year periods.

[2] Internal trade growth represents the growth in trade volumes for clients whose contracts are linked to trade volumes and who were on Broadridge’s trading platforms in both the current and prior year period.

Reconciliation of Non-GAAP to GAAP Measures
(Unaudited)

Dollars in millions, except per share amounts	Three Months Ended September 30,
	2018	2017
Operating income (GAAP)	$100.1	$85.2
Adjustments:
Amortization of Acquired Intangibles and Purchased Intellectual Property	21.9	19.4
Acquisition and Integration Costs	0.9	2.0
Adjusted Operating income (Non-GAAP)	$122.9	$106.7
Operating income margin (GAAP)	10.3%	9.2%
Adjusted Operating income margin (Non-GAAP)	12.6%	11.5%

Dollars in millions, except per share amounts	Three Months Ended September 30,
	2018	2017
Net earnings (GAAP)	$76.7	$49.9
Adjustments:
Amortization of Acquired Intangibles and Purchased Intellectual Property	21.9	19.4
Acquisition and Integration Costs	0.9	2.0
Taxable adjustments	22.8	21.4
Tax impact of adjustments (a)	(5.0)	(7.0)
Adjusted Net earnings (Non-GAAP)	$94.5	$64.3

	Three Months Ended September 30,
	2018	2017
Diluted earnings per share (GAAP)	$0.64	$0.42
Adjustments:
Amortization of Acquired Intangibles and Purchased Intellectual Property	0.18	0.16
Acquisition and Integration Costs	0.01	0.02
Taxable adjustments	0.19	0.18
Tax impact of adjustments (a)	(0.04)	(0.06)
Adjusted earnings per share (Non-GAAP)	$0.79	$0.54
(a) Calculated using the GAAP effective tax rate, adjusted to exclude $7.0 million of excess tax benefits associated with stock-based compensation for the three months ended September 30, 2018. For purposes of calculating the Adjusted earnings per share, the same adjustments were made on a per share basis.

Dollars in millions	Three Months Ended September 30,
	2018	2017
Net cash flows used in operating activities (GAAP)	$(95.5)	$(93.3)
Capital expenditures and Software purchases and capitalized internal use software	(15.5)	(36.0)
Free cash flow (Non-GAAP)	$(111.0)	$(129.3)

Amounts may not sum due to rounding.

Fiscal Year 2019 Guidance
Reconciliation of Non-GAAP to GAAP Measures
Adjusted Earnings Per Share Growth, Adjusted Operating Income Margin and Free Cash Flow
(Unaudited)

Dollars in millions, except per share amounts
Adjusted Earnings Per Share Growth Rate (1)
Diluted earnings per share (GAAP)	12% - 16% growth
Adjusted earnings per share (Non-GAAP)	9% - 13% growth

Adjusted Operating Income Margin (2)
Operating income margin % (GAAP)	~14.5%
Adjusted Operating income margin % (Non-GAAP)	~16.5%

Free Cash Flow
Net cash flows provided by operating activities (GAAP)	$660 - $730
Capital expenditures and Software purchases and capitalized internal use software	(95) - (115)
Free cash flow (Non-GAAP)	$565 - $615

(1) Adjusted earnings per share growth (Non-GAAP) is adjusted to exclude the projected impact of Amortization of Acquired Intangibles and Purchased Intellectual Property, and Acquisition and Integration Costs, and is calculated using diluted shares outstanding. Fiscal year 2019 Non-GAAP Adjusted earnings per share guidance estimates exclude Amortization of Acquired Intangibles and Purchased Intellectual Property, and Acquisition and Integration Costs, net of taxes, of approximately $0.60 per share.

(2) Adjusted Operating income margin (Non-GAAP) is adjusted to exclude the projected impact of Amortization of Acquired Intangibles and Purchased Intellectual Property, and Acquisition and Integration Costs. Fiscal year 2019 Non-GAAP Adjusted Operating income margin guidance estimates exclude Amortization of Acquired Intangibles and Purchased Intellectual Property, and Acquisition and Integration Costs of approximately $94 million.